Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Variable Insurance Trust -- MFS Research Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the series were elected as follows:
Number of Shares
Nominee                       For             Withhold Authority
Jeffrey L. Shames          58,624,649.881    1,728,681.615
John W. Ballen             58,589,268.828    1,764,062.668
Lawrence H. Cohn           58,592,187.002    1,761,144.494
J. David Gibbons           58,479,222.690    1,874,108.806
William R. Gutow           58,617,777.216    1,735,554.280
J. Atwood Ives             58,625,837.115    1,727,494.381
Abby M. O'Neill            58,512,090.210    1,841,241.286
Lawrence T. Perera         58,595,908.984    1,757,422.512
William J. Poorvu          58,616,706.189    1,736,625.307
Arnold D. Scott            58,607,568.059    1,745,763.437
J. Dale Sherratt           58,589,142.769    1,764,188.727
Elaine R. Smith            58,603,905.283    1,749,426.213
Ward Smith                 58,507,349.769    1,845,981.727
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 56,280,612.226
Against 1,303,339.857
Abstain 2,769,379.413
Broker Non-votes--
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 55,993,728.484
Against 1,472,042.976
Abstain 2,887,560.036
Broker Non-votes--
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 56,342,119.466
Against 1,052,375.930
Abstain 2,958,836.100
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the series for the fiscal year ending December 31, 2001.
Number of Shares
For 57,742,207.791
Against 417,951.456
Abstain 2,193,172.249